Exhibit h(1)

SOUND SHORE FUND, INC.

TRANSFER AGENCY AGREEMENT

AGREEMENT, dated as of January 29, 2009, between Sound Shore Fund, Inc. (the “Fund”), a corporation operating as an open-end investment company under the Investment Company Act of 1940, organized and existing under the laws of the State of Maryland, with its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219, and Citi Fund Services Ohio, Inc., having a place of business at 3435 Stelzer Road, Columbus, Ohio 43219 (“Citi”).

WHEREAS, effective as of July 31, 2008, the parties agreed that Citi would replace Forum Shareholder Services, LLC (“FSS”) as its transfer agent under a prior transfer agency agreement initially adopted on January 29, 1988, as further amended in 2002, 2003 and 2007 between the Fund and FSS, with Citi assuming all the rights, duties and obligations of FSS under the prior agreement; and

WHEREAS, Citi and the Fund wish to enter into this new agreement reflecting the Fund’s direct appointment of Citi as transfer agent;

NOW THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, the parties do hereby agree to amend and restate the Agreement as follows:

SECTION 1. The Fund hereby appoints Citi as its Transfer Agent and Citi agrees to act in such capacity upon the terms set forth in this Agreement.

SECTION 2. The Fund shall furnish to Citi a supply of blank Share Certificates and, from time to time, will renew such supply upon Citi’s request. Blank Share Certificates shall be signed manually or by facsimile signatures of officers of the Fund authorized to sign by law or the By-Laws of the Fund and, if required by Citi, shall bear the Fund’s seal or a facsimile thereof.

SECTION 3. Citi shall make original issues of Shares in accordance with Section 13 below and the Fund’s then current prospectus (the “Prospectus”), upon receipt of (i) Written Instructions requesting the issuance, (ii) a certified copy of a resolution of the Fund’s Board of Directors authorizing the issuance, (iii) necessary funds for the payment of any original issue tax applicable to such Shares, and (iv) an opinion of the Fund’s counsel as to the legality and validity of the issuance, which opinion may provide that it is contingent upon the filing by the Fund of an appropriate notice with the Securities and Exchange Commission, as required by Rule 24f-2 of the Investment Company Act of 1940, as amended from time to time. If the opinion described in (iv) above is contingent upon a filing under such rule, the Fund shall fully indemnify Citi for any liability arising from the failure of the Fund to comply with such rule.

SECTION 4. Transfers of Shares shall be registered and, subject to the provisions of Section 10, new Share Certificates shall be issued by Citi upon surrender of outstanding Share Certificates in the form deemed by Citi to be properly endorsed for transfer, which form shall include (i) all necessary endorsers’ signatures guaranteed by a member firm of a national securities exchange or a domestic commercial bank, (ii) such assurances as Citi may deem necessary to evidence the genuineness and effectiveness of each endorsement and (iii) satisfactory evidence of compliance with all applicable laws relating to the payment or collection of taxes.

SECTION 5. Citi shall forward Share Certificates in “non-negotiable” form by first-class or registered mail, or by whatever means Citi deems equally reliable and expeditious. While in transit to the addressee, all deliveries of Share Certificates shall be insured by Citi as it deems appropriate. Citi shall not mail Share Certificates in “negotiable” form, unless requested in writing by the Fund and fully indemnified by the Fund to Citi’s satisfaction.

SECTION 6. In registering transfers of Shares, Citi may rely upon the Uniform Commercial Code as in effect in the State of Ohio, or any other statutes that, in the opinion of Citi’s counsel, protect Citi and the Fund from liability arising from (i) not requiring complete documentation, (ii) registering a transfer without an adverse claim inquiry, (iii) delaying registration for purposes of such inquiry or (iv) refusing registration whenever an adverse claim requires such refusal.

SECTION 7. Citi may issue new Share Certificates in place of those lost, destroyed or stolen, upon receiving indemnity satisfactory to Citi, and may issue new Share Certificates in exchange for, and upon surrender of, mutilated Share Certificates as Citi deems appropriate.

SECTION 8. Unless otherwise directed by the Fund, Citi may issue or register Share Certificates reflecting the signature, or facsimile thereof, of an officer who has died, resigned or been removed by the Fund. The Fund shall file promptly with Citi approval, adoption or ratification of such action as may be required by law or by Citi.

SECTION 9. Citi shall maintain customary stock registry records for the Fund, noting the issuance, transfer or redemption of Shares and the issuance and transfer of Share Certificates. Citi may also maintain an account entitled “Unissued Certificate Account,” in which it will record the Shares, and fractions thereof, issued and outstanding from time to time for which issuance of Share Certificates has not been requested. Citi is authorized to keep records containing the names and addresses of record of Shareholders, and the number of Shares, and fractions thereof, from time to time owned by them for which no Share Certificates are outstanding. Each Shareholder will be assigned a single account number even though Shares for which Certificates have been issued will be accounted for separately.

SECTION 10. Citi shall issue Share Certificates for Shares only upon receipt of a written request from a Shareholder. If Shares are purchased without such request, Citi shall merely note on its stock registry records the issuance of the Shares and fractions thereof and credit the Unissued Certificate Account and the respective Shareholders’ accounts with the Shares. Whenever Shares, and fractions thereof, owned by Shareholders are surrendered for redemption, Citi may process the transactions by making appropriate entries in the stock transfer records, and debiting the Unissued Certificate Account (if appropriate) and the record of issued Shares outstanding; it shall be unnecessary for Citi to reissue Share Certificates in the name of the Fund.

SECTION 11. Citi shall also perform the usual duties and functions required of a stock transfer agent for a corporation, including but not limited to (i) issuing Share Certificates as treasury shares, as directed by Written Instructions, and (ii) transferring Share Certificates from one Shareholder to another in the usual manner. Citi may rely conclusively and act without further investigation upon any list, instruction, certification, authorization, Share Certificate or other instrument or paper reasonably believed by it in good faith to be genuine and unaltered, and to have been signed, countersigned or executed or authorized by a duly authorized person or persons, or by the Fund, or upon the advice of counsel for the Fund or for Citi. Citi may record any transfer of Share Certificates which it reasonably believes in good faith to have been duly authorized, or may refuse to record any transfer of Share Certificates if, in good faith, it deems such refusal necessary in order to avoid any liability on the part of either the Fund or Citi. The Fund agrees to indemnify and hold harmless Citi from and against any and all losses, costs, claims, and liability that it may suffer or incur by reason of such good faith reliance, action or failure to act.

SECTION 12. Citi shall notify the Fund of any request or demand for the inspection of the Fund’s share records. Citi shall abide by the Fund’s instructions for granting or denying the inspection; provided, however, Citi may grant the inspection without such instructions if it is advised by its counsel that failure to do so will result in liability to Citi.

SECTION 13. As soon as possible after 4:00 p.m., Eastern Time or such other time as the Fund may specify (the “Valuation Time”) on each business day, Citi shall obtain from the Fund’s Administrator a quotation (on which it may conclusively rely) of the net asset value, determined as of the Valuation time on that day. On each business day, Citi shall use the net asset value determined by the Fund’s Administrator to compute the number of Shares and fractional Shares to be purchased and the aggregate purchase proceeds to be deposited with the Custodian. Having made these calculations, Citi shall upon receipt of Federal funds pay the Custodian the aggregate net asset value of Shares purchased. The aggregate number of Shares and fractional Shares purchased shall be issued on the day net asset value is determined and credited by Citi to the Unissued Certificate Account (if appropriate) and the individual account of the Shareholder. Citi shall also credit each Shareholder’s separate account with the number of Shares purchased by such Shareholder. Citi shall promptly thereafter mail written confirmation of the purchase to each Shareholder and to the Fund if requested. Each confirmation shall indicate the prior Share balance, the new Share balance, the Shares for which Stock Certificates are outstanding (if any), the amount invested and the price paid for the newly-purchased Shares.

SECTION 14. Prior to the Valuation Time on each business day, as specified in accordance with Section 13 above, Citi shall process all requests to redeem Shares in accordance with Section 10, and shall advise the Custodian of (i) the total number of Shares available for redemption and (ii) the number of Shares and fractional Shares requested to be redeemed. Upon confirmation of the net asset value by the Fund’s Administrator, Citi shall notify the Fund and the Custodian of the redemption, apply the redemption proceeds in accordance with Section 15 and the Fund’s Prospectus, record the redemption in the stock registry books, and debit the redeemed Shares from the Unissued Certificate Account (if appropriate) and the individual account of the Shareholder.

In lieu of carrying out the redemption procedures described in the preceding paragraph, Citi may, at the request of the Fund, sell Shares to the Fund as repurchases from Shareholders, provided that the sale price is not less than the applicable redemption price. The redemption procedures shall then be appropriately modified.

SECTION 15. The proceeds of redemption shall be remitted by Citi in accordance with the Prospectus as follows:

(a) By check mailed to the Shareholder at his address of record. Unless a Shareholder shall have authorized telephone redemptions or other forms of redemption permitted by the Prospectus, the redemption request and Share Certificates, if any, for Shares being redeemed must reflect a guarantee of the owner’s signature by a domestic commercial bank or trust company or a member firm of a national securities exchange. Any officer of the Fund may authorize Citi in writing to waive the signature guarantee for any specific transaction or classes of transactions; or

(b) By other procedures commonly followed by mutual funds, as set forth in the Prospectus and in a Written Instruction from the Fund and mutually agreed upon by the Fund and Citi.

For purposes of redemption of Shares that have been purchased by check within fifteen (15) days prior to receipt of the redemption request, the Fund shall provide Citi with Written Instructions concerning the time within which such requests may be honored.

The authority of Citi to perform its responsibilities under Sections 14 and 15 shall be suspended if Citi receives notice of the suspension of the determination of the Fund’s net asset value.

SECTION 16. Upon the declaration of each dividend and each capital gains distribution by the Fund’s Board of Directors, the Fund shall notify Citi of the date of such declaration, the amount payable per Share, the record date for determining the Shareholders entitled to payment and the payment date.

SECTION 17. On or before each payment date, the Fund will transfer, or cause the Custodian to transfer, to Citi the total amount of the dividend or distribution currently payable subject to such netting arrangements as may be agreed to between the Fund and the Custodian. Citi will, on the designated payment date, reinvest all dividends in additional Shares and, to the extent provided by the Prospectus covering the Shares, mail to each Shareholder at his address of record a statement showing the number of full and fractional Shares (rounded to three decimal places) then owned by the Shareholder and the net asset value of such Shares; provided, however, that if a Shareholder elects to receive dividends in cash, Citi shall prepare a check in the appropriate amount and mail it to him at his address of record within five (5) business days after the designated payment date.

SECTION 18. Citi shall maintain records regarding the issuance and redemption of Shares and dividend reinvestments. Such records will list the transactions effected for each Shareholder and the number of Shares and fractional Shares owned by each for which no Share Certificates are outstanding. Citi agrees to make available upon request, and to preserve for the periods prescribed in Rule 31a-2 adopted pursuant to the Investment Company Act of 1940, any records related to services provided under this Agreement and required to be maintained by Rule 31a-l of such Act.

SECTION 19. Citi shall maintain those records necessary to enable the Fund to file, in a timely manner, Form N-SAR (Semi-Annual Report) or any successor monthly, quarterly or annual report required by the Investment Company Act of 1940, or rules and regulations thereunder.

SECTION 20. Citi shall cooperate with the Fund’s independent public accountants and shall take reasonable action to make all necessary information available to such accountants for the performance of their duties.

SECTION 21. In addition to the services described above, Citi will perform other services for the Fund as mutually agreed upon in writing from time to time, including but not limited to preparing and filing Federal tax forms with the Internal Revenue Service, and, subject to supervisory oversight by the Fund’s Administrator, mailing Federal tax information to Shareholders, mailing semi-annual Shareholder reports, preparing the annual list of Shareholders, mailing notices of Shareholders’ meetings, proxies and proxy statements and tabulating proxies. Citi shall answer Shareholder inquiries related to their share accounts and other correspondence requiring an answer from the Fund. Citi shall maintain dated copies of written communications from Shareholders, and replies thereto.

SECTION 22. Nothing contained in this Agreement is intended to or shall require Citi, in any capacity hereunder, to perform any functions or duties on any day other than a business day (as disclosed in the Fund’s prospectus). Functions or duties normally scheduled to be performed on any day which is not a business day shall be performed on, and as of, the next business day, unless otherwise required by law.

SECTION 23. The Fund agrees to pay to Citi as compensation for its services the fees set forth in Schedule A to this Agreement, or as shall be set forth in written amendments to Schedule A approved by the parties from time to time. Such fees shall be accrued by the Fund daily and shall be payable monthly in arrears on the first day of each calendar month for services performed under this Agreement during the prior calendar month. Fees will begin to accrue on the effective date of this Agreement. Citi shall also be reimbursed for its out-of-pocket costs incurred in providing any services hereunder, including but not limited to the cost of any and all forms and stationery used, or specially prepared for use, in connection with its services hereunder, as well as the cost of postage, telephone, bank fees and electronic or facsimile transmission.

SECTION 24. Citi shall not be liable for any taxes, assessments or governmental charges that may be levied or assessed on any basis whatsoever in connection with the Fund or any Shareholder, excluding taxes assessed against Citi for compensation received by it hereunder.

SECTION 25. Citi shall not be liable for any non-negligent action taken in good faith and reasonably believed by Citi to be within the powers conferred upon it by this Agreement. The Fund shall indemnify Citi and hold it harmless from and against any and all losses, claims, damages, liabilities or expenses (including reasonable expenses for legal counsel) arising directly or indirectly out of or in connection with this Agreement; provided such loss, claim, damage, liability or expense is not the result of Citi’s gross negligence or willful misconduct, and provided further that Citi shall give the Fund notice and reasonable opportunity to defend any such loss, claim, etc. in the name of the Fund or Citi, or both. Without limiting the foregoing:

(a) Citi may rely upon the advice of the Fund or counsel to the Fund or Citi, and upon statements of accountants, brokers and other persons believed by Citi in good faith to be expert in the matters upon which they are consulted. Citi shall not be liable for any action taken in good faith reliance upon such advice or statements;

(b) Citi shall not be liable for any action reasonably taken in good faith reliance upon any Written Instructions or certified copy of any resolution of the Fund’s Board of Directors; provided, however, that upon receipt of a Written Instruction countermanding a prior Instruction that has not been fully executed by Citi, Citi shall verify the content of the second Instruction and honor it, to the extent possible. Citi may rely upon the genuineness of any such document, or copy thereof, reasonably believed by Citi in good faith to have been validly executed;

(c) Citi may rely, and shall be protected by the Fund in acting, upon any signature, instruction, request, letter of transmittal, certificate, opinion of counsel, statement, instrument, report, notice, consent, order, or other paper or document reasonably believed by it in good faith to be genuine and to have been signed or presented by the purchaser, Corporation or other proper party or parties;

(d) Upon prior written consent of the Fund, which shall not be unreasonably withheld, Citi may enter into agreements with one or more of its affiliates or third-party providers (each, a “Delegatee”) for purposes of delegating the performance of Citi’s duties to the Fund. In every such case, any Delegatee must agree to comply with the terms of this Agreement or substantially similar terms. Citi may pay such persons for their services, but no such payments will increase Citi’s compensation from the Fund, unless otherwise expressly agreed to by the parties. Notwithstanding anything else in this Agreement to the contrary, the following third parties shall be excluded from the definition of Delegatee: third parties engaged by Citi at the request of the Fund to provide services to or for the benefit of the Fund or its shareholders, provided that the request must be in writing for any such engagement occurring after the date of this Amendment;

(e) No delegation by Citi to a Delegatee shall relieve Citi of any of its responsibilities hereunder, and Citi shall remain responsible for the performance of its duties under this Agreement by Delegatees as if no delegation or assignment has been made; and

(f) Citi agrees to indemnify and hold harmless the Fund, its employees, agents, officers and directors against and from any and all claims, judgments, losses, charges (including attorneys’ fees) and other reasonable expenses arising out of Citi’s actions or omissions or that of any of its Delegatees as contemplated by Section 28 hereof.

SECTION 26. Upon receipt of Written Instructions, Citi is authorized to make payment upon redemption of Shares without a signature guarantee, and the Fund hereby agrees to indemnify and hold Citi harmless from any and all expenses, damages, claim, suits, liabilities, actions, demands or losses whatsoever arising out of or in connection with such payment if made in accordance with such Written Instructions. Upon the request of Citi, the Fund shall assume the entire defense of any such action, suit or claim. Citi shall notify the Fund in a timely manner of any such action, suit or claim.

SECTION 27. The Fund shall deliver, or cause to be delivered, over to Citi (i) an accurate list of Shareholders of the Fund, showing each Shareholder’s address of record, number of Shares owned and whether such Shares are represented by outstanding Share Certificates or by non-certificate Share accounts and (ii) all Shareholder records, files, and other materials necessary or appropriate for proper performance of the functions assumed by Citi under this Agreement (collectively referred to as the “Materials”). The Fund shall indemnify and hold Citi harmless from any and all expenses, damages, claims, suits, liabilities, actions, demands and losses arising out of or in connection with any error, omission, inaccuracy or other deficiency of such Materials, or out of the failure of the Fund to provide any portion of the Materials or to provide any information in the Fund’s possession needed by Citi to knowledgeably perform its functions.

SECTION 28. Citi shall, at all times, act in good faith and shall use whatever methods it deems appropriate to ensure the accuracy of all services performed under this Agreement. Citi shall be liable only for loss or damage due to errors caused by Citi’s negligence, bad faith or willful misconduct, or that of its employees.

SECTION 29. This Agreement may be amended from time to time by a written supplemental agreement executed by the Fund and Citi and without notice to or approval of the Shareholders; provided this Agreement may not be amended in any manner which would substantially increase the Fund’s obligations hereunder unless the amendment is first approved by the Fund’s Board of Directors. The parties hereto may adopt procedures as may be appropriate or practical under the circumstances, and Citi may conclusively rely on the determination of the Fund that any procedure that has been approved by the Fund does not conflict with or violate any requirement of its Articles of Incorporation, By-Laws or Prospectus, or any rule, regulation or requirement of any regulatory body.

SECTION 30. The Fund shall file with Citi a certified copy of the operative resolution of its Board of Directors authorizing the execution of Written Instructions or the transmittal of Oral Instructions.

SECTION 31. The terms, as defined in this Section, whenever used in this Agreement or in any amendment or supplement hereto, shall have the meanings specified below, insofar as the context will allow.

(a) The Fund: The term Fund shall mean Sound Shore Fund, Inc. as defined in the preamble of this Agreement.

(b) Custodian; Custodian Agreement: The term Custodian shall mean The First National Bank of Boston or any successor or other custodian acting as such for the Fund. The term Custodian Agreement shall mean the agreement or agreements between the Fund and the Custodian or Custodians providing for custodial services to the Fund.

(c) Securities: The term Securities shall mean bonds, debentures, notes, stocks, shares, evidences of indebtedness, and other securities and investments from time to time owned by the Fund.

(d) Share Certificates: The term Share Certificates shall mean the stock certificates for the Shares of the Fund.

(e) Shareholders: The term Shareholders shall mean the registered owners from time to time of the Shares of the Fund, as reflected on the stock registry records of the Fund.

(f) Shares: The term Shares shall mean the issued and outstanding shares of common stock of the Fund.

(g) Oral Instructions: The term Oral Instructions shall mean an authorization, instruction, approval, item or set of data, or information of any kind transmitted to Citi in person or by telephone, vocal telegram or other electronic means, by a person or persons reasonably believed in good faith by Citi to be a person or persons authorized by a resolution of the Board of Directors of the Fund to give Oral Instructions on behalf of the Fund.

(h) Written Instructions: The term Written Instructions shall mean an authorization, instruction, approval, item or set of data, or information of any kind transmitted to Citi in original writing containing original signatures, or a copy of such document transmitted by telecopy, including transmission of such signature, or other mechanical or documentary means, at the request of a person or persons reasonably believed in good faith by Citi to be a person or persons authorized by a resolution of the Board of Directors of the Fund to give Written Instructions on behalf of the Fund.

(i) Corporation’s Administrator: The term Corporation’s Administrator shall mean Citi, or any successor thereto who acts as the administrator of the Fund.

SECTION 32. In the event that any check or other order for the payment of money is returned unpaid for any reason, Citi shall promptly notify the Fund of the non-payment.

SECTION 33. Either party may give sixty (60) days written notice to the other of the termination of this Agreement, such termination to take effect at the time specified in the notice. Upon notice of termination, the Fund shall use its best efforts to obtain a successor transfer agent. If a successor transfer agent is not appointed within ninety (90) days after the date of the notice of termination, the Board of Directors of the Fund shall, by resolution, designate the Fund as its own transfer agent. Upon receipt of written notice from the Fund of the appointment of the successor transfer agent and upon receipt of Oral or Written Instructions, Citi shall, upon request of the Fund and the successor transfer agent and upon payment of Citi’s reasonable charges and disbursements, promptly transfer to the successor transfer agent the original or copies of all books and records maintained by Citi hereunder and cooperate with, and provide reasonable assistance to, the successor transfer agent in the establishment of the books and records necessary to carry out its responsibilities hereunder.

SECTION 34. Any notice or other communication required by or permitted to be given in connection with this Agreement shall be in writing, and shall be delivered in person or sent by first-class mail, postage prepaid, to the respective parties.

Notice to the Fund shall be given as follows until further notice:

Sound Shore Fund, Inc.

3435 Stelzer Road

Columbus, OH 43219

Notice to Citi shall be given as follows until further notice:

Citi Fund Services Ohio, Inc.

3435 Stelzer Road

Columbus, OH 43219

Attn: President

Copies of any notice delivered under this section shall be sent to:

Sound Shore Management, Inc.

8 Sound Shore Drive

Greenwich, Connecticut 06836

Attn.: T. Gibbs Kane, Jr.

SECTION 35. The Fund represents and warrants to Citi that the execution and delivery of this Agreement by the undersigned officer of the Fund has been duly and validly authorized by resolution of the Fund’s Board of Directors. FSS and Citi each represent and warrant to the Fund that the execution and delivery of this Agreement by the undersigned officer of FSS and Citi, as applicable, has also been duly and validly authorized.

SECTION 36. This Agreement may be executed in more than one counterpart, each of which shall be deemed to be an original, and shall become effective on the date first written above unless otherwise agreed by the parties. Unless sooner terminated pursuant to Section 33, this Agreement will continue for a period of two years from the date hereof and will continue in effect thereafter only if such continuance is specifically approved at least annually by the Board of Directors or by a vote of the Shareholders of the Fund.

SECTION 37. This Agreement shall be governed by the laws of the State of New York.

SECTION 38. The Fund hereby delegates to Citi the performance, on behalf of the Fund, of the services set forth in Appendix A to this Amendment (the “AML Services”) with respect to shareholder accounts maintained by Citi pursuant to the Agreement; and subject to the terms and conditions of the Agreement and this Amendment. Citi accepts this delegation and agrees to perform the AML Services in accordance with the Fund’s and Citi’s AML Program and to cooperate with the Fund’s AML Compliance Officer in the performance of its responsibilities hereunder. Citi agrees to notify the Fund of any change to Citi’s AML Program that may materially impact the Fund’s anti-money laundering program. Citi agrees to notify the Fund promptly about any detected unusual or suspicious activities involving accounts of Fund shareholders pursuant to Citi’s anti-money laundering program. The Fund agrees to notify Citi promptly about any detected unusual or suspicious activities involving accounts of Fund shareholders. Notwithstanding this delegation, the Fund shall maintain full responsibility for ensuring that its AML Program is and continues to be reasonably designed to ensure compliance with the applicable AML Laws. Citi shall maintain policies, procedures and internal controls that are consistent with the Fund’s AML Program and the requirement that the Fund employ procedures reasonably designed to achieve compliance with the applicable AML Laws and the Fund’s AML Program.

IN WITNESS WHEREOF, the parties have caused this Transfer Agency Agreement to be executed by their duly authorized representatives as of the day and year first written above.

SOUND SHORE FUND, INC.

By:	/s/ T. Gibbs Kane, Jr.
T. Gibbs Kane. Jr.
President

CITI FUND SERVICES OHIO, INC

By:	/s/ Fred Naddaff
Fred Naddaff President

SOUND SHORE FUND, INC.

TRANSFER AGENCY AGREEMENT

Schedule A

Fees

For its services hereunder, Citi will receive fees equal to 0.10% of the annual average daily net assets of the Fund. Such fees shall be payable monthly in arrears on the first day of each calendar month for services performed during the prior calendar month.